Exhibit 7(s)

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of March 8, 2005, by and between IDT Corporation, a Delaware corporation (the “Company”), and LMC Animal Planet, Inc., a Colorado corporation (the “Stockholder”).

WHEREAS, the Company and the Stockholder are party to an Agreement and Plan of Merger, dated as of December 15, 2004 (the “Merger Agreement”), pursuant to which the Stockholder will receive, in the aggregate, 3,754,479 shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Common Stock”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”); and

WHEREAS, to induce the Stockholder to enter into the Merger Agreement, the Company is entering into this Agreement with the Stockholder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.
DEFINITIONS.

For the purposes of this Agreement:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with the first such person.

“Closing” has the meaning ascribed thereto in the Merger Agreement.

“Financial Institution” means a broker-dealer registered under Section 15(b) of the 1934 Act or an Affiliate thereof or any other financial institution or third party.

“Holder” means a holder of Registrable Securities.

“Initial Number” means the number of shares of Class B Common Stock initially issued by the Company to the Stockholder pursuant to the Merger Agreement (appropriately adjusted for stock splits, stock dividends, reverse stock splits and other similar events affecting the Class B Common Stock).

“person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement (including a shelf registration statement pursuant to

Rule 415 promulgated under the Act (“Rule 415”)) in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means the shares of Class B Common Stock issued to the Stockholder pursuant to the Merger Agreement, including, without limitation, any shares of Class B Common Stock issued subsequent to the Closing pursuant to Section 9.06 of the Merger Agreement, and pursuant to Section 2.8 of this Agreement, as adjusted for stock splits, stock dividends, reverse stock splits and other similar events affecting the Class B Common Stock, or securities of the Company that are of the same class and series as the Registrable Securities and are sold short or otherwise transferred in connection with a hedging or monetization transaction effected by a Holder in respect of the Registrable Securities and in an amount not in excess thereof; provided, however, that such securities shall cease to be Registrable Securities when and to the extent that (i) such securities have been sold pursuant to an effective registration statement under the Act, (ii) such securities have become eligible for resale pursuant to Rule 144(k) promulgated under the Act (or any similar provision then in force) or (iii) such securities have ceased to be outstanding.  For the avoidance of doubt a hedging or monetization transaction shall include, without limitation, those listed in Annex A hereto, as well as forward contracts, equity swaps, collars, puts or calls, exchangeable securities, non-recourse loans or similar transactions which transfer the economic risk of ownership of Registrable Securities.

SECTION 2.

REGISTRATION RIGHTS.

2.1                                 Registration Upon Demand.  (a)  At any time after the date hereof, one or more Holders that in the aggregate beneficially own at least 20% of the Registrable Securities then outstanding may make a demand that the Company effect the registration of all or part of such Holders’ Registrable Securities (a “Demand Registration”), which Demand Registration may include, at the option of such Holder(s), a registration for an offering of Registrable Securities to be made on a continuous or delayed basis pursuant to Rule 415.  Upon receipt of a valid request for a Demand Registration, the Company shall promptly, and in any event no later than 15 days after such receipt, notify each other Holder of the making of such demand, and each such other Holder shall have 5 business days after receipt of such notice to notify the Company as to whether it wishes to participate in such Demand Registration (and such notice shall not be deemed a request for a Demand Registration), and the Company shall use its reasonable efforts to register under the Act as expeditiously as may be practicable the Registrable Securities which Holders have requested the Company to register in accordance with this Section 2.1. Notwithstanding the foregoing, the Company shall only be required to effect a registration if the number of Registrable Securities that the Company shall have been requested to register shall, in the aggregate, (i) represent at least 20% of the Initial Number or (ii) represent all of the Registrable Securities then held by all Holders.  The Holders shall together have the right to two (2) Demand Registrations pursuant to this Section 2.1(a); provided, however, that a Demand Registration shall not be deemed to have occurred if a registration has not been effected in accordance with Section 2.1(b) below or if more than 25% of the Registrable Securities sought to be included by Holders in a Demand Registration are excluded from such registration pursuant to Section 2.6 below.

(b)                                 Effective Registration Statement.  A registration requested pursuant to Section 2.1(a) hereof shall not be deemed to have been effected (i) if a registration statement with respect thereto has not been declared effective by the Securities and Exchange Commission (“SEC”), (ii) if after it has become effective and prior to the date ninety (90) days after the effective date, such registration is materially interfered with by any stop order, injunction or similar order or requirement of the SEC or other governmental agency or court for any reason not attributable to the fault of any of the Holders, or (iii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of a Holder to perform its obligations under such underwriting agreement.

(c)                                  Piggyback Registration.  If the Company proposes to file a registration statement under the Act with respect to an offering of its equity securities for its own account or for the account of another person or entity (other than a registration statement on Form S-4 or S-8 (or any substitute forms that may be adopted by the SEC)), the Company shall give written notice of such proposed filing to the Holders at the address set forth in the share register of the Company as soon as reasonably practicable (but in no event less than 7 business days before the anticipated filing date), undertaking to provide each Holder the opportunity to register on the same terms and conditions such amount of Registrable Securities as such Holder may request (a “Piggyback Registration”).  Each Holder will have 5 business days after receipt of any such notice to notify the Company as to whether it wishes to participate in a Piggyback Registration (which notice shall not be deemed to be a request for a Demand Registration).  If the registration statement is filed on behalf of a person other than the Company, the Company will use its reasonable best efforts to have the Registrable Securities that the Holders wish to sell included in the registration statement.  If the Company or the person for whose account such offering is being made shall determine in its sole discretion not to register or to delay the proposed offering, the Company may, at its election, provide written notice of such determination to the Holders and (i) in the case of a determination not to effect the proposed offering, shall thereupon be relieved of the obligation to register such Registrable Securities in connection therewith and (ii) in the case of a determination to delay a proposed offering, shall thereupon be permitted to delay registering such Registrable Securities for the same period as the delay in respect of the proposed offering.  If the Registrable Securities requested to be included in the Piggyback Registration by any Holder differ from the type of securities proposed to be registered by the Company and the managing underwriter for such offering advises the Company that due to such differences the inclusion of such Registrable Securities would cause a material adverse effect on the price of the offering (a “Material Adverse Effect”), then (x) the number of such Holders’ Registrable Securities to be included in the Piggyback Registration shall be reduced to an amount which, in the opinion of the managing underwriter, would eliminate such Material Adverse Effect or (y) if no such reduction would, in the opinion of the managing underwriter, eliminate such Material Adverse Effect, then the Company shall have the right to exclude all such Registrable Securities from such Piggyback Registration, provided, that no other securities of such type are included and offered for the account of any other person in such Piggyback Registration. Any partial reduction in number of Registrable Securities of any Holder to be included in the Piggyback Registration pursuant to clause (x) of the immediately preceding sentence shall be effected pro rata based on the ratio which such Holder’s requested securities bears to the total number of securities requested to be included in such Piggyback Registration by all persons other than the Company who have the contractual right to request that their securities be included in such registration statement and who have requested that their securities be included. If the Registrable Securities requested to be included in the registration statement are of the same type as the securities being registered by the Company and the managing underwriter advises the Company that the inclusion of such Registrable Securities would cause a Material Adverse Effect, the Company will be obligated to include in such registration statement, as to each Holder, only a portion of the Registrable Securities such Holder has requested be registered equal to the ratio which such Holder’s requested securities bears to the total number of securities requested to be included in such registration statement by all persons (other than any persons initiating such registration request) who have the contractual right to request that their securities be included in such registration statement and who have requested their securities be included. If the Company initiated the registration, then the Company may include all of its securities in such registration statement before any such Holder’s requested securities are included. If another securityholder initiated the registration, then the Company may not include any of its securities in such registration statement unless all Registrable Securities requested to be included in the registration statement by all Holders are included in such registration statement. If as a result of the provisions of this Section 2.1(c) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement prior to its effectiveness.

2.2                                 Blackout Periods for Holders.  If the board of directors of the Company determines in good faith that the registration of Registrable Securities pursuant to Section 2.1(a) hereof (or the use of a registration statement or related prospectus) would be materially detrimental to the Company or its shareholders because such filing would require disclosure of material non-public information or would materially interfere with the Company’s financing plans, and therefore the board of directors determines that it is in the Company’s best interest to defer the filing of the registration statement, and promptly gives the Holders written notice of such determination in the form of a certificate signed by an executive officer of the Company following their request to register any Registrable Securities pursuant to Section 2.1(a), the Company shall be entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Section 2.1(a) hereof for a reasonable period of time, but not to exceed 60 days (a “Demand Blackout Period”) after the date of such request, provided that the Company’s exercise of its rights under this Section 2.2 (i) shall not result in Demand Blackout Periods for more than 180 days in any 365 day period, (ii) shall not result in Demand Blackout Periods that are separated by less than 45 days and (iii) shall only be effective when and for so long as the executive officers and directors of the Company and other holders, if any, of registration rights with respect to the Company’s securities are similarly restricted from buying or selling securities of the Company and/or exercising their registration rights, as applicable. The Company shall promptly notify each Holder of the expiration or earlier termination of any Demand Blackout Period.

2.3                                 Obligations of the Company.  Whenever the Company is required to effect the registration of any Registrable Securities under this Section 2, the Company shall, at its expense and as expeditiously as may be practicable:

(a)                                  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, use reasonable efforts to keep such registration statement effective for not less than 120 days, unless all Registrable Securities included therein are earlier sold; provided, however, that (i) before filing any registration statement or any amendments or supplements thereto the Company will provide to the Holders whose Registrable Securities are included therein and their counsel a reasonable opportunity to review and comment thereon before the filing thereof and (ii) the Company will not file any such registration statement, amendments or supplements thereto to which any such Holder or its counsel shall reasonably object on a timely basis.  The parties agree that the “Plan of Distribution” section of any registration statement and related prospectus covering an offering of Registrable Securities to be made on a continuous or delayed basis pursuant to Rule 415 shall be substantially in the form of Annex A hereto or as otherwise advised by the Holders.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of applicable law with respect to the disposition of all of the Registrable Securities covered by such registration statement provided, however, that (i) before filing any such amendment or supplement the Company will provide to the Holders whose Registrable Securities are included therein and their counsel a reasonable opportunity to review and comment thereon before the filing thereof and (ii) the Company will not file any such amendment or supplement to which any such Holder or its counsel shall reasonably object on a timely basis (unless counsel to the Company opines to the Company that the Company is required to file such amendment or supplement pursuant to applicable law).

(c)                                  Use its best efforts to have such Registrable Securities approved for listing on the New York Stock Exchange, Inc. (to the extent that any such Registrable Securities have not previously been approved for listing thereon).

(d)                                 Furnish to the Holders of Registrable Securities registering such securities such numbers of copies of a prospectus, including a preliminary prospectus (in the event of an underwritten offering), in conformity with the requirements of applicable law, and such other documents as each such Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(e)                                  Use reasonable efforts to register and qualify the securities covered by such registration statement under state blue sky laws in any U.S. jurisdictions in which such registration and qualification is reasonably requested by any Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions.

(f)                                    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and substance as agreed to by the Company and the managing underwriter of such offering.

(g)                                 Promptly notify the Holders in writing: (i) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to the registration statement or related prospectus or any written request by the SEC for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or prospectus or any amendment or supplement thereto or the initiation of any proceedings by any person for that purpose, and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and (iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification of any Registrable Securities for sale in any jurisdiction or the initiation or overt threat of any proceeding for such purpose.

(h)                                 Notify the Holders in writing on a timely basis, at any time when a prospectus relating to such Registrable Securities is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Upon receipt of any notice of the occurrence of any event of the kind described in the preceding sentence, each Holder will cease using such prospectus until receipt by the Holders of the copies of such supplemented or amended prospectus. If so requested by the Company, each Holder will deliver to the Company any copies of such prospectus then in its possession (other than one permanent file copy). If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 2.3(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Holders such supplemented or amended prospectus.

(i)                                     Furnish, at the request of any Holder participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in the registration, addressed to the underwriters, if any, and to the Holders participating in the registration of Registrable Securities and (ii) a “Cold Comfort” letter dated as of such date, from the independent certified public accountants to the underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in the registration, addressed to the board of directors of the Company, to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders participating in the registration of Registrable Securities.

(j)                                     Use reasonable efforts to cause the transfer agent to remove restrictive legends on certificates representing the securities covered by such registration statement, as the Company determines to be appropriate, upon advice of counsel.

(k)                                  Prepare and file with the SEC, promptly upon the request of any such Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Holders, is required under the Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities by such Holders.

(l)                                     Make available for inspection by any Holder of such Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (ii) such Information has been made generally available to the public, (iii) as necessary to enforce a Holder’s rights under this Agreement or (iv) such Holder of Registrable Securities requiring such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions. Each Holder of Registrable Securities shall be responsible for any breach of the foregoing covenant by any Inspector retained by or on behalf of such Holder. Each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential and the Inspectors shall not disclose such Information until such action is determined.

(m)                               Provide a CUSIP number for the Registrable Securities included in any registration statement not later than the effective date of such registration statement.

(n)                                 Cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.

(o)                                 During the period when the prospectus is required to be delivered under the Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act.

(p)                                 Make generally available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act and the rules and regulations of the SEC thereunder.

(q)                                 Provide a transfer agent and registrar (which may be the same entity) for such Registrable Securities.

(r)                                    Use its reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities pursuant to the terms contemplated hereby.

2.4                                 Furnish Information.

(a)                                  It shall be a condition precedent to the obligation of the Company to include any Registrable Securities of any Holder in a registration statement pursuant to this Section 2 that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, any other securities of the Company held by it, and the intended method of disposition of such Registrable Securities (to the extent not set forth on Annex A hereto) as shall be required to effect the registration of the Registrable Securities held by such Holder. Any such information shall be provided to the Company within any reasonable time period requested by the Company.

(b)                                 Each Holder shall notify the Company, at any time when a prospectus is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in the applicable registration statement, as then in effect, in each case only with respect to information provided by such Holder, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Such Holder shall immediately upon the happening of any such event cease using such prospectus. Any other Holders shall cease using such prospectus immediately upon receipt of notice from the Company to that effect. If so requested by the Company, each Holder shall promptly return to the Company any copies of such prospectus in its possession (other than one permanent file copy). The Company shall promptly prepare and furnish to each such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

2.5                                 Expenses of Registration.  The Company shall bear and pay all reasonable expenses incurred in connection with any registration, filing or qualification of Registrable Securities pursuant to this Section 2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, but excluding underwriting discounts and commissions relating to the Registrable Securities.  Subject to Section 2.8 hereof, the Company also shall be required to pay and bear the reasonable legal fees of not more than one counsel for the Holders in an amount not to exceed $50,000 in connection with any registration, which counsel shall be selected by Holders owning in the aggregate at least 51% of the Registrable Securities to be included in such registration.

2.6                                 Underwriting Requirements.  In connection with any underwritten offering of a Holder’s Registrable Securities, the Company shall not be required under Section 2.3 to register any of such Registrable Securities in connection with such underwritten offering unless the Company consents to the underwriters selected by the Holders participating in the registration (which consent shall not be unreasonably withheld) and the Company shall be required to register Registrable Securities only in such quantity as the lead managing underwriter determines, in its good faith discretion, will not jeopardize the success of the offering.  To the extent that the lead managing underwriter will not permit the registration of all of the Registrable Securities sought to be registered, in the case of a registration pursuant to Section 2.1(a), the Registrable Securities to be included shall be apportioned among the Holders on a pro rata basis (based on the number of Registrable Securities proposed to be registered by each); provided, however, that the right of the underwriters to exclude Registrable Securities from the registration and underwriting as described above shall be restricted such that all securities that are not Registrable Securities and all securities that are held by persons who are employees or directors of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  No Holder of Registrable Securities shall be entitled to participate in an underwritten offering unless such Holder enters into, and performs its obligations under, one or more underwriting agreements and any related agreements and documents (which may include an escrow agreement and/or a power of attorney with respect to the disposition of the Registrable Securities), in the form that such Holder shall agree to with the lead managing underwriter of the transaction. If any Holder disapproves of the terms of any underwriting, it may elect, prior to the execution of any underwriting agreement, to withdraw therefrom by written notice to the Company and the lead managing underwriter.

2.7                                 Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless each Holder and each person, if any, who controls such Holder within the meaning of the Act and the 1934 Act and their respective directors, officers, partners, stockholders, members, employees, agents and representatives, including, without limitation, brokers, dealers or other financial institutions who may sell Registrable Securities short or in connection with a hedging or monetization transaction effected by a Holder in which a prospectus covering Registrable Securities is delivered to the purchaser thereof (each, a “Company-Indemnified Person”), against any losses, claims, damages, or liabilities joint or several) to which they may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, are based upon or relate to (collectively, a “Violation”) (x) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary or final prospectus contained therein or any amendments or supplements thereto or (y) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (z) any violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law in connection with the offering covered by any registration statement; and the Company will pay to each Company-Indemnified Person any reasonable legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by a Holder expressly for use in connection with such registration or is caused by any failure by the Holder to deliver a prospectus or preliminary prospectus (or amendment or supplement thereto) as and when required under the Act after such prospectus has been timely furnished by the Company.  The indemnification provided in this Section 2.7(a) shall apply regardless of whether the loss, claim, damage, liability or legal or other expense is incurred in a third party action or in a claim by a Holder against the Company hereunder.

(b)                                 To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, and each person, if any, who controls the Company within the meaning of the Act or the 1934 Act (each, a “Holder-Indemnified Person” and, together with the Company-Indemnified Persons, as the context requires, the “Indemnified Persons”), against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation is caused by (x) any untrue statement or alleged untrue statement contained in, or by any omission or alleged omission from, information furnished in writing to the Company by such Holder specifically and expressly for use in any such registration statement or prospectus, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder specifically for use in the preparation thereof or (y) any failure by the Holder to deliver a prospectus or preliminary prospectus (or amendment or supplement thereto) as and when required under the Act after such prospectus has been timely filed by the Company. Such Holder will pay any reasonable legal or other expenses incurred by any Holder-Indemnified Person pursuant to this Section 2.7(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds from the offering received by such Holder upon its sale of Registrable Securities included in the registration statement.  The indemnification provided in this Section 2.7(b) shall apply regardless of whether the loss, claim, damage, liability or legal or other expense is incurred in a third party action or in a claim by the Company against any Holder hereunder.

(c)                                  Promptly after receipt by an Indemnified Person under this Section 2.7 of notice of the commencement of any action (including any governmental action), such Indemnified Person will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided that an Indemnified Person shall have the right to retain separate counsel, and the reasonable fees and expenses of such counsel shall be paid by the indemnifying party if representation of such Indemnified Person by the counsel retained by the indemnifying party would be inappropriate (in the opinion of the Indemnified Person) due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding, provided that the indemnifying party in such event shall not be responsible for the fees of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Persons that may be represented without conflict by one counsel. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the Indemnified Person under this Section 2.7 to the extent of such material prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any Indemnified Person otherwise than under this Section 2.7.

(d)                                 If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such Indemnified Person hereunder, agrees to contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation. In no event shall a Holder’s obligation to contribute pursuant to this Section 2.7(d) exceed the net proceeds from the offering received by such Holder upon its sale of Registrable Securities included in the registration statement.

(e)                                  The obligations of the Company and the Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities under a registration statement pursuant to this Section 2.

2.8                                 Method of Payment for Certain Expenses of Registration and Indemnification Payments.  Any legal fees of counsel for the Holders to be paid by the Company to the Holders pursuant to Section 2.5 of this Agreement and any indemnification payments to be made by the Company pursuant to Section 2.7 of this Agreement shall be made by delivering shares of Class B Common Stock.  Any shares of Class B Common Stock to be delivered pursuant to this Section 2.8 shall be valued based on the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Class B Common Stock as reported on the New York Stock Exchange (as published in the Wall Street Journal, or if not published therein or incorrectly published therein, in another authoritative source mutually selected by the Company and Holders owning in the aggregate at least 51% of the outstanding Registrable Securities) for the ten consecutive trading days ending on the second trading day prior to the date on which such legal fees payment or indemnification payment, as the case may be, is made by the Company.  All such shares of Class B Common Stock so delivered pursuant to this Section 2.8 shall be duly authorized, fully paid and non-assessable, and free and clear of any mortgage, pledge, lien, security interest, purchase option, call, claim, restriction on transfer, voting restriction, charge or encumbrance of any kind.

2.9                                 Assignment of Registration Rights.  A Holder may transfer and assign it rights and obligations hereunder to a transferee of Registrable Securities, which transferee may include, without limitation, a Financial Institution, but which shall not include a competitor of the Company or any of its material subsidiaries; provided that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee and the securities with respect to which such transfer has been effected, and (ii) such transferee shall agree with the Company in writing to be subject to the terms and conditions of this Agreement to the extent then applicable.

2.10                           Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)                                  Make and keep available adequate current public information at all times, as contemplated by Rule 144 promulgated under the Act (“Rule 144”) or any similar or analogous rule promulgated under the Act;

(b)                                 File with the SEC, in a timely manner, all reports and other documents required to be filed by the Company under the Act and the 1934 Act; and

(c)                                  So long as a Holder owns any Registrable Securities, furnish such Holder upon request (i) a written statement by the Company that (A) it has made available adequate current public information as contemplated by Rule 144 or any similar or analogous rule promulgated under the Act, and (B) it is in compliance with its reporting obligations under the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.

MISCELLANEOUS.

3.1                                 Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  Nothing contained herein shall be construed as permitting any transfer of any securities of the Company in violation of any applicable law or agreement.

3.2                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  The Holders and the Company hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan, The City of New York, for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Holders and the Company irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

3.3                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

3.4                                 Captions and Headings.  The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                                 Notices.  Unless otherwise provided, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon (i) personal or facsimile delivery to the party to be notified, (ii) one business day after deposit with an internationally recognized courier service, delivery fees prepaid, or (iii) three business days after deposit with the U.S. mail, return-receipt requested, postage prepaid, and in each case, addressed to the party to be notified at the following respective addresses, or at such other addresses as may be designated by written notice; provided that any notice of change of address shall be deemed effective only upon receipt.

If to the Company:

IDT Corporation
520 Broad Street
Newark, New Jersey  07102
Attn:  Ely Tendler, Esq.
Telephone:  (973) 438-3616
Fax:  (973) 438-1616

with a copy to:

Mound, Cotton, Wollan & Greengrass
One Battery Park Plaza
New York, New York 1004
Attn:  Thomas R. Weinberger
Telephone:  (212) 804-4260

Fax:  (212) 344-8066

If to the Stockholder:

LMC Animal Planet, Inc.
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn:  Charles Y. Tanabe
Telephone:  (720) 875-5400
Fax:  (720) 875-5382

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attn:  Robert W. Murray Jr.
Telephone:  (212) 408-2540
Fax:  (212) 259-2540

3.6                                 Amendments and Waivers.  This Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained written consent of Holders owning in the aggregate at least 51% of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or departure.

3.7                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8                                 Entire Agreement.  This Agreement (together with the agreements referenced herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the matters contemplated hereby, other than those set forth herein or made hereunder.

3.9                                 No Inconsistent Agreements.  The Company represents, warrants and covenants to the Stockholder that the Company has not entered into, and after the date of this Agreement will not enter into, any agreement which is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

3.10                           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 3.10 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

COMPANY:

IDT CORPORATION

By:	/s/ Joyce J. Mason
Name: Joyce J. Mason
Title: Senior Vice President

STOCKHOLDER:

LMC ANIMAL PLANET, INC.

By:	/s/ Albert E. Rosenthaler
Name: Albert E. Rosenthaler
Title: Senior Vice President

ANNEX A

PLAN OF DISTRIBUTION

The selling securityholder, including some of its transferees who may later hold its interests in the securities covered by this prospectus and who are otherwise entitled to resell the securities using this prospectus, may sell the securities covered by this prospectus from time to time in any legal manner selected by the selling securityholder, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or the purchasers.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.  The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus.

The selling securityholder has advised us that the securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices.  These sales may be effected in one or more transactions, including:

•                  on the New York Stock Exchange;

•                  in the over-the-counter market;

•                  in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market; or

•                  any combination of the foregoing.

In addition, the selling securityholder may also enter into hedging and/or monetization transactions.  For example, the selling securityholder may:

•                  enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling securityholder and engage in short sales of securities under this prospectus, in which case the other party may use securities received from a selling securityholder to close out any short positions;

•                  sell short the securities under this prospectus and use the securities held by it to close out any short position;

•                  enter into options, forwards or other transactions that require the applicable selling securityholder to deliver, in a transaction exempt from registration under the Act, the securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling securityholder and publicly resell or otherwise transfer the securities under this prospectus; or

•                  loan or pledge the securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling securityholder and sell the loaned securities or, upon an event of default in the case of a pledge, become a selling securityholder and sell the pledged securities, under this prospectus.

The selling securityholder has advised us that it has not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of their securities.  However, we are required, under the registration rights agreement relating to the securities being sold under this prospectus, to enter into customary underwriting and other agreements in connection with the distribution of the securities under this prospectus, subject to some limitations.  For more information regarding the registration rights agreement, see the section of this prospectus entitled “Selling Securityholder—Relationships with the Selling Securityholder.”  The specific terms of any such underwriting or other agreement will be disclosed in a supplement to this prospectus filed with the SEC under Rule 424(b) promulgated under the Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

The selling securityholder may sell any or all of the securities pursuant to this prospectus.  In addition, there can be no assurance that the selling securityholder will not transfer, devise or gift the securities by other means not described in this prospectus.

The aggregate proceeds to the selling securityholder from the sale of the securities offered by it will be the purchase price of the securities less discounts and commissions, if any.  If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts and commissions and/or agent’s commissions.  We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

Any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Act.  As a result, any profits on the sale of the securities by the selling securityholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Act.

To the extent required, the securities to be sold, the name of the selling securityholder, the respective purchase prices and public offering prices, the names of any agent, broker-dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We have agreed to indemnify the selling securityholder and its directors, officers, controlling persons and representatives against certain liabilities, including specified liabilities under the Act, or to contribute with respect to payments which the selling securityholder may be required to make in respect of such liabilities.  Any such obligations would be satisfied by the delivery of shares of our Class B common stock.  The selling securityholder has agreed to indemnify us for liabilities arising under the Act with respect to written information furnished to us by it or to contribute with respect to payments in connection with such liabilities.

We have agreed to pay all of the costs, fees and expenses incident to our registration of the resale of the selling securityholder’s securities, excluding any legal fees of the selling securityholder in excess of $50,000 and commissions, fees and discounts of underwriters, brokers-dealers and agents.

Under our registration rights agreement with the selling securityholder, we will use reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective for not less than 120 days unless all securities registered under the registration statement of which this prospectus forms a part are earlier sold or unless the securities are no longer subject to the registration rights agreement.  This obligation is subject to customary suspension periods and other specified, permitted exceptions.  In these cases, we may suspend offers and sales of the securities pursuant to the registration statement of which this prospectus forms a part.